(10.76) Pledge Agreement between Orlando E. Panfile and Aero Services International Inc. dated May 10, 1996.

                          PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (this "Pledge Agreement") is made and entered into as of the 10th day of May, 1995, by and between ORLANDO E. PANFILE ("Panfile") and AERO SERVICES INTERNATIONAL,
INC., a Louisiana corporation ("Aero").

        WHEREAS, as of even date herewith, Panfile, Aero, and Jason IV Aviation, Inc., a Louisiana corporation controlled by Panfile ("Jason IV"), have entered into that certain Transfer Agreement (the "Asset Purchase Agreement"), pursuant to which Aero has agreed to sell, transfer and assign certain rights and assets, as more particularly described in the Asset Purchase Agreement, to Jason IV; and

        WHEREAS, as of even date herewith, in accordance with the Asset Purchase Agreement, Jason IV has executed and delivered to Aero (i) that certain promissory note in the original principal amount of One Hundred Thousand Dollars ($100,000) (the "A Note") and (ii) that certain promissory note in the original principal amount of Five Hundred Thousand Dollars ($500,000) (the "B
Note"); and

        WHEREAS, the A Note and the B Note, each of which is more particularly described in the Asset Purchase Agreement, may, hereinafter, be referred to, collectively as the "Notes"; and

        WHEREAS, the execution, delivery and performance under the Asset Purchase Agreement will be to the economic benefit of Panfile; and

        WHEREAS, as a condition for entering into the Asset Purchase Agreement and accepting the Notes in accordance therewith, Aero has required that Panfile execute and deliver that certain guaranty and suretyship agreement or even date herewith (the Panfile Guaranty), pursuant to which Panfile guarantees and becomes surety for the full and prompt payment of all amounts due and payable or that may become due and payable by Jason IV to Aero under the Notes and/or the indemnification provisions set forth in Section 14.2 of the Asset Purchase Agreement; and

        WHEREAS, as a further condition for entering into the Asset Purchase Agreement and accepting the Notes in accordance therewith, and as security for the full and complete performance of his obligations under this Panfile Guaranty, Aero has required that Panfile execute and deliver this pledge agreement, pursuant to which Panfile pledges all of the issued and outstanding stock in Jason IV to Aero;

        NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and suffi-ciency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1. Recitals Incorporated. The parties hereto acknowledge and agree that the foregoing recitals constitute a material part of this Pledge Agreement, and the same are expressly incorporated herein by this reference.

        2. Definitions. In addition to the terms defined elsewhere in this Pledge Agreement, unless otherwise stated in this Pledge Agreement, the following terms will have the meanings set forth below. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

        3. Material Inducement. Panfile acknowledges and agrees that Aero would not enter into the Asset Purchase Agreement or accept the Notes thereunder without the execution of this Pledge
Agreement by Panfile, and, further, that this Pledge Agreement constitutes a material inducement to Aero in respect of the foregoing.

        4. Effectiveness and Priority. Panfile has represented to Aero that, as of the date hereof, the Pledged Shares are subject to a prior pledge to Gulf Coast Bank (as defined in the Asset Purchase Agreement). Panfile and Aero acknowledge and agree that this Pledge Agreement shall be effective on the first to occur of (i) the date on which a Senior Lender (as defined in the Asset Purchase Agreement) has provided financing to Purchaser as contemplated in the Asset Purchase Agreement, (ii) the date on which Gulf Coast Bank has consented to Aero's second priority security interest in the Pledged Shares, or (iii) the one hundred twentieth (120th) day after the Closing Date. The foregoing notwithstanding, unless Panfile shall demonstrate to Aero's reasonable satisfaction, within ten (10) days from the date hereof, that there exists a current, perfected security interest in the Pledged Shares in favor of Gulf Coast Bank, this Pledge Agreement shall be effective as of the date hereof. On the effectiveness of this Pledge Agreement, Aero shall have a security interest in the Pledged Shares which shall be subordinate in priority only to (i) the Senior Lender (but only if and to the extent that the Senior Lender requires a pledge of the Pledged Shares) or (ii) Gulf Coast Bank (but only if and to the extent that Gulf Coast Bank has a perfected security interest in the Pledged Shares).

        5. Pledge of Shares. Panfile hereby pledges and assigns to Aero, and grants to Aero a continuing lien and security interest in all of the issued and outstanding shares of Jason IV stock now or hereafter registered in the name of Panfile, as represented by the certificates specified on Exhibit A hereto, as modified or amended from time to time (the "Pledged Shares"), and any proceeds thereof and all dividends and other payments and distributions hereafter made upon or with respect to the Pledged Shares and any proceeds thereof (such amounts being collectively called herein the "Proceeds," and the Pledged
Shares and the Proceeds are hereinafter referred to, collectively, as the "Collateral"), as security for the due and punctual payment of all amounts due and payable or that may become due and payable by Jason IV to Aero under the Notes and/or the indemnification provisions set forth in Section 14.2 of the Asset Purchase Agreement (collectively, the
"Obligations"). Panfile shall deliver, or cause to be delivered, to Aero all of the original certificate(s) evidencing ownership of the pledged shares, together with stock powers duly executed in blank. If, during the term of this Pledge
Agreement, any new or additional shares of capital stock of Jason IV, whether created in respect of the Pledged Shares, by stock split, stock dividend, reclassification, readjustment, or otherwise, are issued to Panfile, such new or additional shares shall, without any further act or deed, become Pledged Shares and shall be delivered to Aero to be held in the same manner and on the same terms and conditions as the shares originally deposited and pledged pursuant to this Pledge Agreement.
Panfile hereby appoints Aero as Panfile's attorney-in-fact to arrange for the transfer of the Pledged Shares on the books of Aero in accordance with the terms of this Pledge Agreement. The aforesaid appointment constitutes a power coupled with an interest and shall not be revocable until payment in full of the Obligations.

        6. Deposit and Holding of Pledged Shares. At such time as this Pledge Agreement is effective in accordance with Section
4 hereof, Purchaser shall cause the Pledged Shares to (i) be delivered to Aero to be held as security for the Obligations in accordance with the provisions of this Agreement, or (ii) to be held by the Senior Lender or Gulf Coast Bank, as the case may be, in trust for Aero subject to such party's perfected security interest therein. In furtherance of the foregoing, Panfile shall direct the Senior Lender or Gulf Coast Bank, as the case may be, that, so long as there is an outstanding balance under the Notes, or the Panfile Guaranty, the Pledged Shares shall not be released to Panfile or to any other party, but, on satisfaction of the obligations of Panfile and/or Jason IV to such secured party, the Pledged Shares shall be released to Aero.

        7. Ownership of Pledged Shares. So long as no Event of Default (as defined in Section 11 hereof) has occurred and is continuing, Panfile shall be entitled to all voting rights and all other incidents of ownership with respect to the Pledged
Shares. On the occurrence and continuance of an Event of Default, subject to the interest of the Senior Lender or Gulf
Coast Bank, as the case may be, Aero shall be entitled to exercise all voting rights and privileges whatsoever with respect to the Pledged Shares, and to that end Panfile hereby constitutes Aero as Panfile's proxy and attorney-in-fact for purposes of voting the Pledged Shares. The aforesaid appointment constitutes a power coupled with an interest and shall not be revocable until performance in full of the Obliga-tions. All Persons shall be entitled to rely conclusively upon Aero's written certification that it is entitled to vote the Pledged Shares in accordance with this Section 7.

        8. Covenants. To the extent required by law from time to time to perfect or maintain Aero's security interest in the Collateral, Panfile will, at Panfile's expense and in such manner and form as Aero may request, execute, deliver, file and record any financing statement, specific assignment or other paper and take any other action that may be necessary or advisable, or that Aero may reasonably request, in order to create, preserve, perfect, maintain the perfection of or validate any lien or security interest granted hereunder or to enable Aero to exercise and enforce its rights hereunder with respect to any of the Collateral. To the extent permitted by law, Panfile hereby authorizes Aero to execute and file, in the name of Panfile or otherwise, Uniform Commercial Code financing statements which Aero in its sole discretion may deem necessary or appropriate to further perfect or maintain the security interest granted hereunder. If, for any reason, the certificate(s) evidencing the Pledged Shares are delivered to Panfile while there remains an outstanding balance under the Notes, the Asset Purchase Agreement or the Panfile Guaranty,
Panfile shall immediately deliver such certificate(s) to Aero.
Panfile shall also direct the Senior Lender and Gulf Coast Bank, as the case may be, on the release of the Pledged Shares by such party, for any reason, the Pledged Shares shall be released and delivered by such party to Aero so long as there is an outstanding balance under the Notes, the Asset Purchase
Agreement or the Panfile Guaranty.

        9. Representations and Warranties. Panfile represents and warrants to Aero as follows:

                9.1. Title. Panfile is the legal, beneficial and record owner of the Pledged Shares, and Panfile owns the Pledged Shares free and clear of any lien, encumbrance, security interest, claim or restriction (collectively, "Liens" and individually a "Lien"), other than the lien of Gulf Coast Bank (which lien is as represented in Section 4 hereof and Section
2.5 of the Asset Purchase Agreement), and Panfile has the full power and authority to pledge and grant a security interest in the Pledged Shares to Aero pursuant to this Pledge Agreement, except for the consent of Gulf Coast Bank.

                9.2. Execution; Binding Obligation. This Pledge Agreement has been duly executed and delivered by Panfile and constitutes the legal, valid and binding obligation of Panfile.
The execution, delivery, performance and enforcement of this Pledge Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on Panfile or result in the creation or impo-sition of any Lien (other than the pledge and security interest granted hereunder) against any asset of Panfile. Panfile has not taken and will not take any action which would prevent Aero from enforcing any of the terms and conditions of this Pledge Agreement.

        10. Maintenance of Priority of Pledge. So long as the Pledged Shares are held as security hereunder:
(i) Panfile shall pay and discharge all taxes, assessments and charges imposed on the Pledged Shares by any federal, state or local governmental authority, the Liens of which would or might be prior to the rights of Aero in and to the Pledged Shares hereunder; (ii) Panfile shall not sell, transfer, encumber or otherwise dispose of all or any part of the Pledged Shares; and
(iii) Panfile shall execute and deliver such further documents and take such further actions as may be reasonably required in order to confirm the rights of Aero in and to the Pledged Shares or otherwise to effectuate the intent of the parties to this Agreement.

        11. Events of Default. Each of the following shall constitute an "Event of Default" hereunder:
(i) the failure on the part of Jason IV or Panfile to make any payment when due under the Notes and/or the indemnification provisions set forth in Section 14.2 of the Asset Purchase Agreement; (ii) any breach by Panfile of any covenant contained in the Panfile Guaranty or in this Pledge Agreement, or in any other document or agreement executed by Panfile in connection with the Asset Purchase
Agreement or with respect to the transactions contemplated therein; (iii) any representation or warranty made by Panfile in the Asset Purchase Agreement or in this Pledge Agreement shall prove to be untrue in any material respect; or (iv) the failure on the part of Jason IV or Panfile to make any payment when due to the Senior Lender or Gulf Coast Bank.

        12. Remedies On Event of Default. On the occurrence of an Event of Default, Aero shall have the following rights and remedies, in addition to all other rights or remedies provided herein or by law with respect to the Pledged Shares, all of which shall be cumulative and may be exercised from time to time either successively or concurrently:

                (a) To declare this Agreement immediately in default and, upon possession thereof, to sell the Pledged Shares or any portion thereof, from time to time upon ten (10) days' prior written notice to Panfile of the time and place of sale (which notice Panfile hereby agrees is commercially reasonable), for cash or upon credit or for future delivery (Panfile hereby waives all rights, if any, of marshalling the Pledged Shares and any other security), for the payment of the Obligations, and at the option and in the complete discretion of Aero, either:
(i) at a public sale or sales; or (ii) at a private sale or sales. From time to time Aero may, but shall not be obligated to, postpone the time of any proposed sale of any of the Pledged Shares, which has been the subject of a notice as provided above, and also, upon ten (10) days' written notice to Panfile
(which notice Panfile agrees is commercially reasonable), may change the time and place of such sale.

                (b) To exercise all rights of a secured party under the Uniform Commercial Code of the Commonwealth of Pennsylvania
(as amended from time to time) and all other applicable laws.

        In the case of any sale by Aero of the Pledged Shares or any portion thereof on credit or for future delivery, which may be elected at the option and in the complete discretion of Aero, the Pledged Shares so sold may, at Aero's option, either be delivered to the purchaser with proper security retained therefor reasonably satisfactory to Aero or retained by Aero until the selling price is paid by the purchaser, but in either event Aero shall incur no liability in case of failure of the purchaser to take up and pay for the Pledged Shares so sold. In case of any such failure, such Pledged Shares may again be sold by Aero in the manner provided for in this Section 12.

        After deducting all its reasonable costs set forth therein and expenses of every kind, including, without limitation, legal fees and registration fees and expenses, if any, in connection with the sale of the Pledged Shares, Aero shall apply the residue of the proceeds of any sale or sales of the Pledged
Shares to the Obligations. Aero shall not incur any liability as a result of the sale of the Pledged Shares at any private sale or sales, and Panfile hereby waives any claim arising by reason of the fact that the price or prices for which the Pledged Shares or any portion thereof is sold at such private sale or sales is less than the price which would have been obtained at a public sale or sales or is less than the Obliga-tions, even if Aero accepts the first offer received and does not offer the Pledged Shares or any portion thereof to more than one offeree.

        If Aero shall determine to exercise its right to sell all or any of the Collateral, Panfile agrees to indemnify and hold harmless Aero (and any person controlling the foregoing), such indemnification to remain operative regardless of any investigation made by or on behalf of Aero (or any person con-trolling the foregoing), from and against any loss, liability, claim, damage, expense (and reasonable counsel fees incurred in connection therewith) insofar as such loss, liability, claim, damage or expense arises out of or is based upon any untrue statement of a material fact by Panfile or any omission by Panfile of any material fact necessary in order to make any statements made by Panfile not misleading in light of the circumstances in which they were made, in each case in connection with such sale (or any such statement or omission made by any other person in reliance upon any such statement or omission made by Panfile).

        13.     Expenses.  Panfile will forthwith on demand pay to
Aero: (i) the amount of any taxes which Aero may have been required to pay by reason of the granting of the security interest hereunder (including any applicable transfer taxes) or to free any of the Collateral from any Lien thereon; and (ii) the amount of any and all out-of-pocket expenses, including the fees and disbursements of counsel, which Aero may incur in connection with (A) the collection, sale or other disposition of any of the Collateral or (B) the exercise by Aero of any of the rights conferred upon it hereunder.

        14. Release of Pledged Shares. Aero, after taking possession of the Pledged Shares as provided hereunder, shall release the Pledged Shares to Panfile, as follows:

                14.1. On full payment and performance of the Obligations owing by Panfile to Aero on account of, or in connection with, the Guaranty, this Pledge Agreement shall terminate and Aero shall redeliver possession of the Pledged
Shares (to the extent of its possession thereof) as Panfile may then direct.

                14.2. Following an Event of Default, if Aero elects to retain any portion of the Pledged Shares, then, Aero shall deliver a stock certificate or certificates to Panfile evidencing the balance of the Pledged Shares owned by Panfile, if any such balance exists.

        15. Reinstatement of Lien. If at any time, payment, satisfaction or performance of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Aero or Panfile, or either of them, or otherwise, the obligations of Panfile hereunder with respect to the Collateral shall be reinstated at such time as though payment, satisfaction or performance had been due but had not been made or performed.

        16. Resignation of Panfile. In connection with this Pledge Agreement, Panfile has executed and delivered to Aero Panfile's undated resignation as a director and officer of Jason IV, which resignation shall be effective, without any further action by Panfile, on the occurrence of an Event of Default hereunder.

        17. Panfile's Obligations Not Affected; No Waiver, Etc. The undertakings of Panfile hereunder shall remain in full force and effect without regard to, and shall not be impaired by, any of the following:

                (a) any exercise or failure to exercise, or any waiver, by Aero of any right, remedy, power or privilege under or in respect of any of the Obligations;

                (b)     any amendment to or modification of any
agreement, instrument or document evidencing any of the Obliga-tions;

                (c) any amendment to or modification of any in-strument securing any of the Obligations or the release or discharge or termination of any security or guarantee for any of the Obligations, whether or not Panfile shall have notice or knowledge of any of the foregoing;

                (d) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any party with respect to the Notes;

                (e) any release, nonperfection or invalidity of any direct or indirect security for any obligation of any party under the Asset Purchase Agreement or the Notes;

                (f) any change in the corporate existence, structure or ownership of Aero or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such party or its assets;

                (g) the existence of any claim, setoff or other rights which any person may have against any other person, whe-ther in connection herewith or under the Asset Purchase
Agreement or the Notes;

                (h) any invalidity or unenforceability relating to or against any party for any reason of (to the extent applicable) this Pledge Agreement, the Asset Purchase Agreement or the Notes or any provision of applicable law or regulation purporting to prohibit any payment under the Notes; or

                (i) any other act (other than the payment, satisfac-tion and performance of the Obligations) or omission to act or delay of any kind by any person or any other circumstances what-soever which might, but for the provisions of this Section 12, constitute a legal or equitable discharge of Aero under the Notes.

          If at any time, payment, satisfaction or performance of the Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Aero, Panfile, or Jason IV, or any of them, or otherwise, the obligations of Panfile hereunder with respect to the Collateral shall be reinstated at such time as though payment, satisfaction or performance had been due but had not been made or performed.

          Aero's prior recourse to any part or all of any colla-teral securing the Obligations shall not constitute a condition of any demand, suit or proceeding for payment or collection of the obligations of Panfile hereunder. No act, failure or delay by Aero shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by Aero of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. Panfile hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Obligations of Panfile or the collateral securing such Obligations, and any and all other notices and demands whatsoever (except as otherwise expressly provided herein).

        18.     Miscellaneous Provisions.

                18.1. Severability. Any invalidity, in whole or in part, of any provision of this Pledge Agreement shall not affect the validity or enforceability of any other provisions hereof.

                18.2. Cumulation of Remedies. All remedies available to either party hereunder, at law or in equity, for breach or violation of this Pledge Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

                18.3. Waiver. A waiver, express or implied, by either party of any default by the other in the observance and performance of any of the conditions, covenants or duties set forth herein shall not constitute or be construed as a waiver of any subsequent default.

                18.4. Assignment. Neither party shall assign the whole or any part of this Pledge Agreement without the prior written consent of the other party.

                18.5. Notices. All notices, requests, demands, directions and other communications required or permitted under the provisions of this Pledge Agreement, or otherwise with respect hereto, shall be in writing and shall be: (i) mailed by first class registered or certified mail, return receipt requested, postage prepaid; or (ii) sent by next day business courier (such as Federal Express or the like); or (iii) personally delivered; or (iv) transmitted by fax, telegram or telex (with a hard copy to follow within twenty-four (24) hours by first class registered or certified mail, return receipt requested, postage prepaid, or by next day business courier
[such as Federal Express or the like], or by personal delivery), as follows:

if to Aero, to:

        Aero Services International, Inc.
        660 Newtown-Yardley Road
        Newtown, Pennsylvania  18940
        Attention:  James Affleck
        Facsimile:  (215) 968-6010

with a copy to:

        Eckert Seamans Cherin & Mellott
        One South Market Square Building
        213 Market Street, P. O. Box 1248
        Harrisburg, PA  17108-1248
        Attention:  Christopher M. Cicconi, Esquire
        Facsimile:  (717) 237-6019

if to Panfile, to:

        Orlando E. Panfile
        96 Buckhaven Hill
        Upper Saddle River, New Jersey  07458
        Facsimile:

with a copy to:

        Simon, Peragine, Smith & Redfearn, L.L.P.
        30th Floor Energy Centre
        1100 Poydras Street
        New Orleans, Louisiana  70163-3000
        Attention:  Guy W. Smith, Esq.
        Facsimile:  (504) 569-2999

or to such other address(es) or to the attention of such other person(s) and officer(s) as the addressee of any such notice shall have previously furnished to the sender in writing. Each notice or communication which shall be transmitted in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is sent to the addressee (with return receipt, delivery receipt [or with respect to a telex the answer back, or a fax the activity report] being deemed conclusive evidence of such mailing, transmission or delivery), or at such time as delivery is refused by the addressee on presentation.

                18.6. Headings. The headings contained herein are for convenience of reference only and shall not control the interpretation of any terms or provisions hereof.

                18.7. Entire Agreement. This Pledge Agreement, together with the Asset Purchase Agreement and the Panfile
Guaranty, constitutes the entire agreement between the parties and supersedes all prior written and oral and all contemporaneous oral agreements or understandings between the parties with respect to the subject matter hereof.

                18.8. Amendments. This Pledge Agreement may not be modified or amended, except by a writing signed by both parties hereto.

                18.9. Governing Law. This Pledge Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, including its statutes of limitations but without regard to its rules regarding conflict of laws.

                18.10. Recitals Incorporated. The recitals appearing before Section 1 hereof constitute a material part of this Pledge Agreement, and are expressly incorporated herein by reference.

                18.11. Counterparts. This Pledge Agreement may be executed in one (1) or more counterparts. Each full counterpart shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed and delivered this Pledge Agreement as of the day and year first above written.

                       AERO SERVICES INTERNATIONAL, INC.
Witness/Attest:

B. R. Adkins                        By:     R. T. Brant

                                    Its:     Chairman & CEO




Kerry Wilt                          Orlando E. Panfile

                                    Orlando E. Panfile

xhibit A
                                                  to
                                        Stock Pledge Agreement



                              Number of Common Stock and Certificate Nos.


                                   1,000 shares - certificate no. 2
                                         STOCK TRANSFER POWER



        KNOW ALL MEN BY THESE PRESENTS, for value received, the undersigned hereby sells, assigns and transfers unto Aero Services International, Inc., a Louisiana corporation (the "Secured Party"), 1,000 shares of the common stock of Jason IV Aviation, Inc., a Louisiana corporation ("Jason IV"), standing in his name on the books of Jason IV and represented by Certificate number 2, and does hereby irrevocably constitute and appoint James Affleck as my attorney-in-fact to transfer the said stock on the books of Jason IV with full power of substitution in the premises.

        INTENDING TO BE LEGALLY BOUND, the undersigned has executed this Stock Transfer Power as of May 10, 1996.




Kerry Wilt                           Orlando E. Panfile

Witness                               Orlando E. Panfile